EX-99.23.J

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 24, 2003 for Wireless Trust and to all references to our firm included in or made a part of this Post-effective Amendment No. 3 to the Registration Statement for Wireless Trust  (SEC file number 811-09781), including the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Accountants” in the Statement of Additional Information.

/s/ McCurdy & Associates CPA’s, Inc.

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

July 30, 2003